Exhibit 99.1

NEWS RELEASE
FOR IMMEDIATE RELEASE
March 31, 2009

Contacts:
Analysts	Media
Jay Gould (614) 480-4060	Jeri Grier (614) 480-5413
Jim Graham (614) 480-3878
HUNTINGTON BANCSHARES ANNOUNCES RESTRUCTURING OF
FRANKLIN CREDIT RELATIONSHIP
•	Provides Huntington control and flexibility over Franklin’s mortgage loans and OREO assets. Maximizes recovery value to Huntington

•	29 basis point increase to the tangible common equity ratio

•	Creates opportunity for Franklin to independently pursue third-party loan servicing business

•	Huntington retains ability to be repaid out of a significant percentage in future profits generated from Franklin’s on-going loan servicing business activities

•	$160 million after-tax one-time benefit realized
     COLUMBUS, Ohio — Huntington Bancshares Incorporated (NASDAQ: HBAN) announced today that it has restructured its relationship with Franklin Credit Management Corporation (Franklin).
     “This restructuring is a very positive development for Huntington’s shareholders,” said Stephen D. Steinour, chairman, president, and chief executive officer. “This transaction allows Huntington to take control of the mortgage loans and OREO assets that previously served as the collateral for our commercial loans to Franklin and immediately adds 29 basis points to our tangible common equity ratio. Importantly, we can accelerate the resolution and recovery of the value embedded in these assets as this relieves Franklin from the ownership of these assets. In addition, Franklin can devote more of their attention to developing their servicing business. The restructuring resulted in a one-time $160 million after-tax benefit.”
     “It has been our objective to unlock the value of Franklin’s known expertise in servicing troubled mortgage assets for the benefit of our shareholders,” he continued. “Given the current economic environment, a number of investors are seeking to acquire troubled mortgage portfolios. But a major roadblock for them has been finding an entity like Franklin with the proven expertise and capacity to service this type of mortgage asset. This restructuring not only gives Franklin the freedom to independently pursue the acquisition of such third-party servicing arrangements, but increases Huntington’s ability to collect a greater share of its outstanding loans.”
     Huntington noted that it acquired control of the approximately 30,000 mortgages that formerly represented the collateral to its Franklin commercial loan. This provides Huntington the flexibility to accelerate problem loan resolution to the benefit of the borrowers, as well as its shareholders. Such benefits include:
•	Refinancing opportunities using a number of programs such as Hope for Homeowners. Approximately $25 million is currently in process of refinancing.

•	The control and flexibility to maximize the recoverable values while keeping owners in their homes, thus minimizing foreclosures.

•	Expedited cash collection on the disposition of OREO assets as Huntington now controls the listing prices and liquidation decisions of these properties. Of this amount, $80 million of OREO assets could be disposed of over the next several quarters.
Impact to Huntington
•	$615 million of existing non-accrual commercial loans to Franklin are eliminated. These balances at year end were $650 million, with the reduction since then reflecting 2009 first quarter cash payments to date.

•	$130 million Franklin-specific allowance for credit losses was eliminated.

•	$494 million of fair value first and second lien mortgages were acquired, of which $127 million represented accruing loans.

•	No initial allowance for credit losses related to acquired mortgage loans was established since assets were recorded at fair value. Future related net charge-offs and provision for credit losses and related allowance for credit loss levels will reflect the on-going performance of the mortgages consistent with Huntington policies.

•	Future loan modifications at below-market terms will be accounted for as troubled debt restructurings consistent with Huntington policies.

•	$80 million of OREO assets were acquired at fair value including costs to sell.

•	$249 million net reduction in non-accrual loans as $615 million of commercial non-accrual loans is eliminated, partially offset by a $366 million increase in mortgage non-accrual loans.

•	$96 million of other borrowings, reflecting the fair value of debt secured by the mortgage loans which is owed by Franklin to the other participant banks. Huntington has no obligation on this debt.
Restructuring Specifics
•	$494 million of fair value first and second lien mortgages and $80 million of OREO assets at fair value were acquired by Huntington.

•	New servicing contract entered into with Franklin to service acquired first and second lien mortgages and OREO properties.

•	The acquisition of the mortgage loans and OREO assets created a deferred tax asset of $160 million recognized for financial statement purposes.
Conference Call / Webcast Information
     Huntington’s senior management will host a conference call tomorrow morning, April 1, 2009, at 8:00a.m. (Eastern Daylight Time). The call may be accessed via a live Internet webcast at www.huntington-ir.com or through a dial-in telephone number at 800-267-7495; conference ID 93294160. Slides will be available at www.huntington-ir.com about 30 minutes prior to the call at 8:00 a.m. (Eastern Daylight Time) for review during the call. A replay of the webcast will be archived in the Investor Relations section of Huntington’s web site www.huntington.com. A telephone replay will be available about two hours after the completion of the call through April 11, 2009, at 800-642-1687; conference ID 93294160.
About Huntington
Huntington Bancshares Incorporated is a $54 billion regional bank holding company headquartered in Columbus, Ohio. Huntington has more than 143 years of serving the financial needs of its customers. Huntington’s banking subsidiary, The Huntington National Bank, provides innovative retail and commercial financial products and services through over 600 regional banking offices in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Huntington also offers retail and commercial financial services online at huntington.com; through its technologically advanced, 24-hour telephone bank; and through its network of almost 1,400 ATMs. The Auto Finance and Dealer Services group offers automobile loans to consumers and commercial loans to automobile dealers through offices located in Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia. Selected financial service activities are also conducted in other states including: Private Financial Group offices in Florida; and Mortgage Banking offices in Maryland and New Jersey. International banking services are made available through the headquarters office in Columbus, a limited purpose office located in the Cayman Islands, and another located in Hong Kong.
About Franklin
Franklin is a specialty consumer finance company headquartered in Jersey City, New Jersey, primarily engaged in the servicing and resolution of performing, reperforming, and nonperforming residential mortgage loans. Franklin’s portfolio consists of loans secured by 1-4 family residential real estate that generally fall outside the underwriting standards of the Federal National Mortgage Association (FNMA or Fannie Mae) and the Federal Home Loan Mortgage Corporation (FHLMC or Freddie Mac) and involve elevated credit risk as a result of the nature or absence of income documentation, limited credit histories, and higher levels of consumer debt, or past credit difficulties.
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